SUMMARY OF CERTAIN LEASE PROVISIONS

The Lease Summary set forth below (the “Lease Summary”) forms an integral part of this Lease, and all terms and other provisions of the Lease Summary have the respective meanings or amounts as stated and are hereby incorporated by reference into the Lease, except and to the extent more specifically set forth in the text of the Lease and its Exhibits, Schedules and Supplements.

A.	Effective Date:	August 3, 2022

B.	Landlord:	Cedar Blue Space, LP, a Delaware limited partnership

C.	Landlord’s Address:	CBRE | Property Management
Attn: Cyndi Lessard
9442 Capital of TX Hwy N, Suite 170
Austin, TX 78759
Tel: 512-343-4343
Email: [***]

With a copy via email to:

La Costa Court Garden LP
Email: [***]

D.	Tenant:	Firefly Aerospace Inc., a Delaware corporation

E.	Tenant’s Address:	1320 Arrow Point Drive, Suite 109
Cedar Park, TX 78613
Attn: Darren Ma

With a copy via email to:

David Wheeler
Email: [***]

Keith Zimmerman
Email: [***]

F.	Premises:	That certain real property located at 5900 183A
Toll Road, Leander, Texas 78641 consisting of
approximately 5.633 acres, as described on Exhibit
A, together with the Building and other
improvements located thereon (and any
improvements Tenant may construct during the
Term hereof). The “Building” shall refer to the
building(s) constructed on the Premises existing as
of the Effective Date containing a stipulated and
agreed 45,756 rentable square feet.

G.	Permitted Use:	Laboratory, Production, Assembly, Industrial,
Manufacturing, Office, and any related uses that
are substantially similar to Tenant’s existing use on
the Effective Date

H.	Term:	10 years

I.	Commencement Date:	Same as Effective Date

J.	Expiration Date:	August 2, 2032

K.	Base Rent
		Year	Rate/yr	Monthly
		Year 1	$17.50	$66,727.50
		Year 2	$18.03	$68,729.33
		Year 3	$18.57	$70,791.20
		Year 4	$19.12	$72,914.94
		Year 5	$19.70	$75,102.39
		Year 6	$20.29	$77,355.46
		Year 7	$20.90	$79,676.12
		Year 8	$21.52	$82,066.41
		Year 9	$22.17	$84,528.40
		Year 10	$22.83	$87,064.25

L.	Security Deposit:	$66,727.50

M.	Broker(s):	Keith Zimmerman of Cushman Wakefield, representing Tenant and being paid a commission pursuant to a separate written agreement with Tenant

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made and entered into as of the Effective Date, by and between Landlord and Tenant.

WHEREAS, the Landlord owns the Premises;

WHEREAS, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord.

NOW, THEREFORE, in consideration of the above recitals, the rent and other agreements provided for herein, the Landlord and Tenant are entering into this Lease under the terms and conditions outlined herein.

1. Demised Premises; Use. Landlord does hereby demise and lease the Premises unto Tenant, and Tenant does hereby lease the Premises from the Landlord, subject to all matters of record validly existing, and actually affecting the Premises, all on the terms set forth herein. Tenant may use, occupy and operate the Premises for the Permitted Use and for no other purpose whatsoever. Tenant agrees at all times during the Term of this Lease to comply with all applicable laws, rules, regulations and licensing requirements affecting the Premises and Tenant’s use of the Premises. Tenant may not use the Premises for any activity which would void any insurance required to be carried on the Premises by this Lease; provided that Tenant may use the Premises for activities which may increase said insurance premiums and such increases caused by Tenant’s activities shall be passed through to Tenant and payable as Additional Rent. Tenant shall keep, store, release, or use any hazardous materials in the Premises in strict compliance with all applicable laws. Tenant shall at all times provide Landlord with a current copy of any keys, passwords, or access devices to locks or devices installed by Tenant, as needed for Landlord or its maintenance agents to enter the Premises and Building (Tenant is not required to provide access to any secured files), subject to Section 16 of this Lease.

2. Property Condition. On or about the Effective Date, Landlord purchased the Premises from Tenant as part of a sale-leaseback transaction. Tenant has been in actual possession of the Premises prior to the Effective Date, and Tenant is aware of the physical condition of the Premises. Based on Tenant’s prior history and familiarity with the Premises, Landlord and Tenant hereby agree as follows:

(a) The items and physical conditions listed on that certain Property Condition Assessment from Terracon dated July 25, 2022, are acceptable to Tenant, subject to Landlord’s maintenance and repair obligations and Tenant’s Operating Expense obligations hereunder.

(b) Tenant accepts the Premises subject to any hazardous materials or adverse environmental conditions existing as of the Commencement Date, and Landlord will have no duty to remediate or clean any hazardous materials or environmental conditions on the Premises existing as of the Commencement Date. Tenant will have no duty to remediate or clean any hazardous materials or environmental conditions on the Premises, unless Tenant or Tenant’s agents actually caused the release of hazardous materials after the Effective Date.

(c) TENANT ACCEPTS THE PREMISES IN THEIR PRESENT “AS-IS, WHERE IS” PHYSICAL CONDITION, without any obligation by Landlord to paint, redecorate, or perform any other work in, on or about the Premises at any time, except as otherwise specifically set forth in this Lease relating to casualty, condemnation, maintenance, repair, or replacement. TENANT EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE; and

(d) Tenant is not relying on any warranty or representation made by Landlord, except as expressly set forth in this Lease, and HEREBY DISCLAIMS any express representations and warranties by Landlord unless expressly set forth in this Lease, and Tenant HEREBY DISCLAIMS any and all implied representations and warranties from Landlord, including without limitation, the implied warranty that the Premises are suitable for Tenant’s commercial purposes.

3. Term. This Lease shall be for a term of ten (10) years, beginning on the Commencement Date and ending on Expiration Date (the “Initial Term”), subject to Tenant’s right to exercise the Renewal Options (as defined below).

At the end of the Initial Term, Tenant shall have the option to renew this Lease (the “Renewal Option”) for up to two (2) additional term(s) of five (5) years each (each a “Renewal Term”) at Market Rent determined in accordance with Exhibit B attached hereto and incorporated herein. The Initial Term, together with any Renewal Terms, shall be referred to as the “Term.”

4. Base Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord the Base Rent for the Premises, without offset or deduction in advance on the first day of each calendar month during the Term of this Lease. Base Rent for any period during the Term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States and Tenant shall be responsible for delivering said amounts to Landlord via ACH transfer, or at the address stated herein, or to such other persons or to such other places as Landlord may designate in writing in accordance with the notice provision of this Lease. Base Rent shall be payable in the amounts set forth in Section K of the Lease Summary set forth above.

5. Triple Net Lease; Additional Rent. This is a “triple net lease,” which means that the Tenant shall pay Landlord’s actual costs of operating, managing, maintaining, insuring, and repairing the Premises, all utilities relating to the Premises (which shall be billed directly to and paid by Tenant), and all real estate taxes on the Premises in accordance with the terms of this Lease. Tenant’s obligation to pay Rent hereunder is not dependent upon the condition of the Premises or the performance by Landlord of its obligations hereunder, and Tenant shall continue to pay Rent hereunder without abatement, setoff, or deduction, notwithstanding any breach by Landlord of its duties or obligations hereunder, express or implied, except as otherwise provided herein. Notwithstanding the foregoing, if availability of utilities to the Premises are interrupted for more than three (3) days if such interruption was caused by Landlord or thirty (30) days if such interruption was not caused by Landlord, Tenant may abate Base Rent from the date of interruption until service is restored.

The Operating Expenses, triple net costs and expenses to be paid by Tenant shall be deemed “Additional Rent” and are further described below. Additional Rent, Base Rent, and all other sums due from Tenant to Landlord under this Lease shall be collectively referred to herein as “Rent”. If any Rent is not paid when due, Tenant shall pay Landlord a late payment fee equal to five percent (5%) of the delinquent amount, which late fee shall be payable as Additional Rent.

Commencing on the Commencement Date, in addition to Base Rent, Tenant shall also pay to Landlord monthly, as Additional Rent, one-twelfth (1/12) of Landlord’s estimated annual Operating Expenses. Landlord’s initial estimate of Operating Expenses is $41,883.67 per month ($10.984/psf). Landlord may periodically revise the estimate of Operating Expenses (but no more than one time in any calendar year), whereupon Tenant shall thereafter pay the revised estimate.

“Operating Expenses” include, without limitation:

a)

all expenses related to the ownership, operation, and management (including reasonable management fees based upon a percentage of gross receipts plus recoverable salary and burden expenses) of the Premises;

b)	premiums and deductibles for all Insurance;

c)	All Taxes;

d)	all supplies and materials used in the operation, maintenance or repair of the Premises;

e)	HVAC maintenance, repair or replacement;

f)	exterior landscaping and exterior sprinkler system maintenance and repair;

g)	intentionally deleted;

h)	all reasonable expenses related to the repair, service, operation, or maintenance of the Premises and the equipment therein, including roof repairs and maintenance and parking lot resurfacing;

i)	window cleaning, glass repair and replacement;

j)	repair or replacement of utility lines or facilities;

k)	signage maintenance and repair,

l)	pest control,

m)	janitorial service to the extent provided by Landlord; and

n)

assessments of any property owners or similar associations affecting the Premises, and assessments and costs in place as of the Effective Date for shared utility or access facilities with neighboring properties.

Provided, however, if any costs are capital in nature (including, without limitation, the replacement of any building structures or systems, including but not limited to the HVAC, roof, or parking), then the cost of any such capital improvements, capital expenditures, repairs or replacements shall be amortized (using a commercially reasonable interest rate) over the useful life thereof, as reasonably determined by Landlord in accordance with generally accepted accounting principles, and only the amortized portion thereof that is applicable to the time period for which Operating Expenses are being calculated (the “Amortized Capital Costs”) may be included in the Operating Expenses. Inclusion of a cost category within the definition of Operating Expenses shall not be used as evidence of allocation of maintenance responsibilities; the parties’ respective maintenance responsibilities are governed exclusively by Section 8 of this Lease.

Notwithstanding anything contained in this Lease to the contrary, Operating Expenses shall NOT include:

a)	loan payments of any type;

b)	depreciation or amortization of any improvements, fixtures or equipment;

a)	costs for investigating, monitoring or remediating hazardous materials which were caused by Landlord, its agents, contractors or employees;

b)	costs reimbursed under any of Landlord’s insurance policies or warranties

c)	any costs incurred as a result of Landlord’s negligence or willful misconduct or Landlord’s default under this Lease or due to Landlord’s noncompliance with applicable laws;

d)	amounts paid to entities related to Landlord in excess of the cost of such services from a competitive source;

e)	reserves for anticipated future expenses;

f)	legal fees;

g)	costs for capital improvements and capital expenditures other than Amortized Capital Costs;

h)

corporation, franchise, income, estate, gift and inheritance taxes, or other similar taxes, charges or impositions which may be levied or assessed against Landlord, any fee owner, or their successor in title (margin taxes generated by Rent at the Premises are an Operating Expense);

i)	income taxes levied or assessed against Landlord, any fee owner, or their successor in title;

j)	any late charge or fee imposed upon Landlord, the Building or the Premises due to acts or omissions of Landlord; or

k)

management fees payable to the property management company managing the Premises in excess of the amounts reasonably customary in the marketplace for combined office/manufacturing buildings comparable to the Building.

In the event that Tenant identifies a more efficient or more cost-effective solution to managing, maintaining, insuring, or challenging taxes at the Premises, Tenant may make a written request to change providers, and Landlord will be commercially reasonable in considering Tenant’s request; provided, however that this provision shall not give rise to any claim or cause of action against Landlord.

Tenant shall pay Operating Expenses on the first day of each calendar month during the Term of this Lease simultaneously with the payment of Base Rent.

Within ninety (90) days following each calendar year of the Term, or as soon as practicable thereafter Landlord shall furnish to Tenant an itemized statement (“Landlord’s CAM Statement”) showing an accounting of the actual Operating Expenses incurred by Landlord for the immediately preceding calendar year and the amount of Operating Expenses collected from Tenant for such calendar year. Failure of Landlord to provide the statement shall not relieve Tenant from its obligations to pay Operating Expenses. If Landlord’s CAM Statement indicates that the estimated Operating Expenses paid by Tenant for the immediately preceding calendar year are more or less than the actual amount of Operating Expenses for the immediately preceding calendar year, an appropriate adjustment shall be made between the Landlord and Tenant within thirty (30) days following Landlord’s delivery to Tenant of Landlord’s CAM Statement. Upon 10 days written notice by Tenant to Landlord, Tenant shall have the right to audit and inspect the books and records of Landlord or request and obtain copies of invoices from Landlord with respect to any cost or item included in the Operating Expenses. Tenant will not be allowed to utilize an auditor who is paid based on a percentage of the savings they discover. Examination or audit of the Operating Expenses for a particular year must be completed no later than four (4) months after Tenant’s receipt of Landlord’s statement for that year. If not examined or audited within the four (4) month period, such statement shall be deemed as accepted and agreed to by all parties. If the results of the audit show an overcharge to Tenant, Landlord shall credit or refund Tenant such overcharge within 30 days of the completion of the audit. If the results of the audit show an overcharge of more than 3% of the actual amount of Operating Expenses owed by Tenant for the applicable year, Landlord shall pay the reasonable cost of such audit, and Landlord shall credit or refund to Tenant any overcharge of such items as discovered by the audit within 30 days of the completion of such audit. In the event such audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay to Landlord the amount of such undercharge within 30 days of the completion of such audit. Landlord shall maintain applicable books and records for the Operating Expenses for at least 3 years after the applicable calendar year.

6. Security Deposit. Tenant shall deposit with Landlord concurrently with execution of this Lease the Security Deposit for the performance of Tenant’s obligations under this Lease. If Landlord applies any part of the Security Deposit to cure any default of Tenant, after receipt of a written request from Landlord detailing how much of the Security Deposit was applied to said default, Tenant shall deposit with Landlord the amount so applied. Upon termination of this Lease, Landlord shall reimburse any remaining portion of the Security Deposit to Tenant.

7. Mechanic’s Liens. Landlord and Tenant covenant to each other that they will not permit any lien to be filed against the Building, the Premises or any other improvements located on the Premises as a result of nonpayment for, or disputes with respect to, labor or materials furnished to the Premises for or on behalf of Tenant, Landlord or any party claiming by, through, or under Tenant or Landlord. Should any lien of any nature, including but not limited to the foregoing, be filed against the Building, the Premises or the improvements located thereon, the party on account of whose actions such lien has been filed shall, within 30 days after receipt of written notice of such lien, cause said lien to be removed, or otherwise protected against execution during good faith contest, by substitution of collateral, posting a bond therefor, escrowing of adequate funds to cover the claim and related transaction costs or such other method as may be permissible under applicable title insurance regulations and reasonably acceptable to the other party.

8. Maintenance and Repairs.

a. Landlord’s Maintenance. Landlord, as its sole maintenance obligations under this Lease, and reimbursable as Operating Expenses (or Amortized Capital Costs as applicable), shall maintain and keep in good repair:

i. the foundation, roof, structure and exterior walls of the Building;

ii. The outdoor portions of the Premises, including access driveways, parking, sidewalks, and landscaping;

iii. heating, ventilation, and air conditioning and heating equipment (“HVAC”) replacement and major repairs, subject to Tenant’s HVAC obligations described below;

iv. water, sewage, gas, and electric facilities serving the Premises from the property line of the Premises to the point of their entry into the Premises;

v. the interior of the Building; and

vi. all signs, HVAC, mechanical doors, loading dock equipment, and other mechanical equipment situated on or serving the Building.

Landlord shall not be responsible for any such work until Tenant delivers to Landlord written notice of the need therefor. Landlord shall further make all other repairs that are necessary as a direct result of the failure of Landlord to make the repairs required by this Section 8.a. within a reasonable time after receiving written notice from Tenant specifying in detail the needed repairs. If Landlord fails to perform its maintenance obligations hereunder within thirty (30) days after receiving written notice of the need of such maintenance of repairs from Tenant (but within five (5) days in the event of an emergency with imminent threat of serious bodily harm or material damage), or such longer period as may be reasonably necessary if Landlord initiates the maintenance within thirty (30) days (except in the event of an emergency, in which case Landlord shall initiate maintenance within five (5) days) and diligently pursues completion, Tenant may, but shall not be obligated to, perform Landlord’s obligations or perform work resulting from Landlord’s failure to comply with its maintenance obligations under this Section and deduct an administrative fee of twelve percent (12%) of the cost of the maintenance item from the next installment of rental due hereunder. In the event of an emergency with imminent threat of serious bodily harm or material physical damage, Tenant may perform the Landlord’s maintenance or repair obligations, and the twelve percent (12%) administrative fee (i) may be deducted if the emergency was caused by Landlord’s failure to timely make a repair of which Landlord had written notice; and (ii) may not be deducted if Landlord had no prior written notice of the emergency. If the maintenance, repair, or replacement of any item that is required to be maintained, repaired, or replaced by Landlord under this Lease costs, or is estimated or costs, $50,000.00 or more, Landlord shall submit such work for competitive bid to at least two (2) contractors. Landlord and Tenant shall review each of the bids and mutually select the contractor to perform the work. Property management agreements are excluded from the bidding requirement.

b. Tenant’s Maintenance. Tenant, as its sole maintenance obligations under this Lease, shall maintain and keep the Premises in broom-clean condition and free of debris. Notwithstanding the foregoing, Tenant may elect to take over all or any part of the maintenance of the Premises (or hire a property manager of its choosing to do the same) by providing at least thirty (30) days’ written notice to Landlord, and in such event, any maintenance completed by Tenant shall not be passed through to Tenant as Additional Rent or as an Operating Expense. Any maintenance and repair obligations not assumed by Tenant shall remain payable by Tenant pursuant to Section 5 of this Lease.

9. Tenant’s Insurance.

a. During the Term of this Lease, Tenant shall at all times be required to maintain the following policies of insurance:

i. Tenant’s Personal Property Insurance. Tenant shall keep Tenant’s personal property, and equipment contained in the Premises, insured against loss, damage and destruction, for the full replacement cost thereof. Landlord shall not be liable to Tenant in any manner for any loss or damage to any of Tenant’s property, including, by way of description and not limitation, fixtures, equipment, or inventory which may be occasioned by any casualty of any nature including, by way of description and not limitation, fire, wind, tornado, rain, flood or act of God, unless any such loss or damage is caused in a material respect by the gross negligence or willful misconduct of Landlord.

ii. Tenant’s Liability Insurance. Tenant shall maintain in full force and effect a commercial general liability insurance policy, including contractual liability coverage applying to the indemnification provisions of this lease, in an amount not less than $2,500,000.00 for each occurrence

iii. Tenant’s Workers’ Compensation Insurance. Tenant shall maintain workers’ compensation insurance to the extent required by applicable state law.

b. Policy Requirements. All of Tenant’s insurance policies required under this Lease shall: (a) be issued by an insurance company reasonably acceptable to Landlord and licensed to do business in the State of Texas; (b) contain an additional insured endorsement in favor of Landlord and its lender (applicable only to liability insurance policy); (c) contain a notice of cancellation endorsement providing Landlord a 30 day notice of cancellation (applicable only to liability insurance policy); and (d) provide for deductible amounts that are not in excess of $25,000.00. Tenant shall furnish to Landlord certificates evidencing such insurance prior to the Effective Date, and within ten (10) days after written request, and at least thirty (30) days prior to the applicable expiration date of the insurance policy. The policies of insurance shall be subject to the reasonable review and approval of Landlord. If Tenant shall fail to comply with any of the requirements herein contained relating to insurance within fifteen (15) days after receipt of notice of such failure from Landlord, Landlord may obtain such insurance, and Tenant shall pay to Landlord, within ten (10) days after on demand, as Additional Rent, the premium cost thereof.

10. Landlord’s Insurance.

a. During the Term of this Lease, Landlord shall at all times be required to maintain the following policies of insurance, all of which shall be included in “Insurance” to be reimbursed by Tenant:

i. Property Insurance. Landlord shall maintain a special causes of loss policy of insurance on the improvements on the Premises for the full replacement value, as reasonably determined by Landlord. If Landlord provides a copy of such policy to Tenant, and Tenant does not request changes within thirty (30) days, then Tenant will be deemed to have approved the policy.

ii. Landlord’s Liability Insurance. Landlord shall maintain in full force and effect a commercial general liability insurance policy, including contractual liability coverage applying to the indemnification provisions of this Lease, in an amount not less than $1,000,000.00 for each occurrence, and $2,000,000.00 in the aggregate.

b. Landlord has no obligation to insure any of Tenant’s personal property, equipment, and inventory contained in the Premises.

11. Real Estate Taxes. For purposes of this Lease, the term “Taxes” means all ad valorem taxes on the Premises or improvements on the Premises; margin taxes to the extent based on receipts from this Lease; and any substitute or new tax against rents payable by Tenants (but excluding income taxes). Tenant agrees to pay to Landlord, the estimate of the Taxes as Additional Rent on a monthly basis, one-twelfth (1/12th) of such estimated amount of Taxes to be payable in advance of each calendar month during the Term.

During the Term, Tenant shall have the nonexclusive right, at its own cost and expense, to initiate and prosecute proceedings to contest the appraised value of the Premises; provided, however that Tenant may not disclose the sale price or rent rate without Landlord’s consent, which shall not be unreasonably withheld. If required by law, Tenant may take such action in the name of Landlord who shall cooperate with Tenant to the extent reasonably required by Tenant. To the extent that Tenant is successful in procuring a reduction in Taxes and such reduction is effectuated by reimbursement from the taxing authority to Landlord, Landlord shall promptly remit such reimbursement to Tenant.

12. Signage. Tenant may, at its sole cost and expense, erect and maintain on the exterior of the Building, all signs and advertising matter customary or appropriate in the conduct of Tenant’s business, subject to governmental requirement.

13. Alterations By Tenant. Tenant shall not make any alterations, additions, or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Tenant may make nonstructural modifications to the interior of the Premises that do not exceed $100,000.00 in the aggregate in one calendar year. If Tenant makes any alterations, additions, or improvements in violation of this Lease, Landlord may require Tenant to restore the Premises to the condition that existed prior to such alterations, additions, or improvements. Notwithstanding the foregoing, Landlord and Tenant agree Tenant is expressly permitted to complete the work listed on Exhibit C attached hereto the (“Tenant Work”) without Landlord’s prior consent and the cost of the Tenant Work shall not count towards the annual cap above; provided, however, completion of some or all of the Tenant Work shall be at Tenant’s discretion and in no event shall the Tenant Work be construed as a Tenant obligation under this Lease.

14. Parking. Tenant shall have use of all parking areas serving the Premises. Landlord shall not charge Tenant any parking fees.

15. Indemnification. Landlord hereby indemnifies and holds harmless Tenant and its officers, directors, agents, employees, partners, members, managers, successors, assigns, affiliates, subsidiaries, parent companies and invitees (collectively, “Tenant Indemnified Parties”) from and against any and all Losses (defined below), suffered or incurred by Tenant or any of the Tenant Indemnified Parties as the result of (i) any negligent, willful or intentional acts or omissions of any of the Landlord Indemnified Parties (defined below), or (ii) any breach of this Lease by Landlord. In the event any action or proceeding shall be brought against Tenant by reason of any such claim, Landlord shall defend the same at Landlord’s expense by counsel reasonably approved by Tenant. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but except in connection with third party tort claims, not indirect, special, consequential, or punitive), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the applicable indemnity.

Tenant hereby indemnifies and holds harmless Landlord and its officers, directors, employees, agents, partners, members, managers, successors, assigns, affiliates, subsidiaries and parent companies (collectively, “Landlord Indemnified Parties”) from and against any and all Losses suffered or incurred by Landlord or any of the Landlord Indemnified Parties as the result of (i) any act, omission or negligence of Tenant or any Tenant Indemnified Parties; or (ii) any accident, injury or damage whatsoever occurring in, at or upon the Premises (except to the extent caused by negligent, willful or intentional acts or omissions of any of the Landlord Indemnified Parties). In the event any action or proceeding shall be brought against Landlord by reason of any such claim, Tenant shall defend the same at Tenant’s expense by counsel reasonably approved by Landlord.

16. Entry By Landlord. Landlord shall have the right to enter upon the Premises at any reasonable time upon reasonable notice to Tenant for purposes of: (a) providing the services and maintenance required of Landlord pursuant hereto; (b) enforcing this Lease or inspecting the Premises to ensure Tenant’s compliance with this Lease; (c) to show the Premises to prospective purchasers or lenders, or existing lenders and their representatives; and (d) at any time during the last six (6) months of the Term or at any time following the occurrence of a default beyond any applicable notice and cure periods, to actively solicit and/or market the Premises to prospective tenants at the Building. Landlord shall use commercially reasonable efforts to prevent disruption to Tenant’s operations at the Premises in exercising Landlord’s rights under this Section. Notwithstanding anything herein to the contrary, prior to any entry on the Premises, Landlord shall coordinate with Tenant to ensure Landlord’s and Landlord’s agents and invitees’ entry on the Premises complies with all applicable laws to which Tenant and Tenant’s activities are subject, including but not limited to, laws relating to export controls, governmental secrecy, and confidentiality obligations and privacy restrictions appliable to government owned or controlled hardware, technology, data, or other property (collectively, the “US Privacy Laws”), which US Privacy Laws may require Landlord or its agents to be escorted throughout the Premises by Tenant during any entry; provided however that Landlord shall not be liable in any manner to Tenant for inability to maintain the Premises or discharge its obligations to the extent service providers are prohibited from entering the Premises by Tenant.

17. Damage By Casualty. If during the Term (from and after the Commencement Date), the Building or other improvements on the Premises shall be destroyed or damaged in whole or in part by fire or other casualty, then, unless this Lease is terminated as set forth below, Landlord shall be obligated to restore the Building and improvements on the Premises (but not Tenant’s interior improvements, equipment or betterments) to a condition substantially similar to the condition of the Building existing as of the day prior to the casualty, which construction shall be pursued with commercially reasonable diligence. Landlord shall not be obligated to expend for such rebuilding and repair any amount in excess of the insurance proceeds recovered by Landlord as a result of such loss. If Landlord fails to commence repairs within one hundred twenty (120) days after such casualty or complete the repairs and restore the Building to a condition substantially similar to the condition of the Building existing as of the day prior to the casualty within one hundred eighty (180) days after the casualty (or up to two hundred seventy (270) days if Landlord provides Tenant written notice that the repair and restoration cannot be completed within 180 days but Landlord is diligently prosecuting completion of the same), Tenant may terminate this Lease upon written notice to Landlord delivered prior to the date Landlord commences repairs or completes the repair and restoration, as applicable.

In the event substantially all of the Building is destroyed during the last eighteen (18) months of the Term, then either party may terminate this Lease by providing written notice of termination to the other party within sixty (60) days after the date of the casualty.

From the date of casualty until the improvements are repaired and Tenant is able to fully resume operations in the Premises (or until the Lease is terminated, if sooner), Base Rent (but not Additional Rent) shall be equitably abated to reflect the impact of the damage or destruction on Tenant’s business operations in the Premises.

18. Condemnation. From and after the Effective Date, Tenant shall have the following rights in the event of a taking of the entire Premises or any part thereof, by reason of any exercise of the power of eminent domain, including any transfer in lieu thereof:

In the event of a taking of the entire Premises or a portion as would render the balance of the Premises not suitable for Tenant’s then current use, this Lease shall terminate upon the date that Tenant surrenders possession to the condemning authority (the “Taking Date”), at which time Rent shall be apportioned and the parties shall be released from liability hereunder except as otherwise set forth in this Lease. The taking of any material portion of the Premises, 10% or more of the then existing parking area on the Premises, or the loss or material change of any of the rights of access or ingress and egress as then established, shall be, at Tenant’s reasonable discretion and option, but not exclusively considered, such a substantial taking as would render the use of the Premises not suitable for Tenant’s then current use.

In the event of a taking of less than the entire Premises or less than a substantial portion as would render the balance of the Premises not suitable for Tenant’s then current use, Base Rent (but not Additional Rent) shall be abated fairly and equitably in accordance with the portion taken.

Upon a taking, all sums awarded, including, without limitation, compensation for damages and interest (i) for the taking of the land or Landlord’s fee simple interest in the land shall be the property of Landlord, and (ii) for the taking of the leasehold estate and the improvements and relocation costs shall be the property of Tenant.

19. Holdover. Tenant shall, upon termination of this Lease, whether by lapse of time or otherwise, peaceably and promptly surrender the Premises to Landlord. In no event shall there by any renewal of this Lease by operation of Law. If Tenant remains in possession after the termination of this Lease, without a written lease duly executed by the parties, Tenant shall be deemed an at-will Tenant, subject to all the terms, conditions and agreements of this Lease, except that the Base Rent shall be 150% the monthly Base Rent specified in the Lease immediately before said termination (the “Holdover Rent”).

20. Waivers; Waiver of Claims. One or more waivers by Landlord or Tenant of a breach of any covenant or condition by the other of them shall not be construed as a waiver of any subsequent breach of the same covenant or condition, and the consent or approval by Landlord or Tenant to or of any act by either requiring the other’s consent or approval shall not be deemed to waive or render unnecessary either party’s consent to or approval of any subsequent similar act by the other party. Each party hereto hereby waives any and all claims for recovery which such party or anyone claiming through such party may have against the other party hereto (or such other party’s officers, agents or employees) for or with respect to any loss of or damage to such waiving party’s property which is insured under valid insurance policies, to the extent of any recovery actually collectible under such insurance policies, whether or not such loss or damage if caused by the negligence of such other party or such other party’s agents, employees, subtenants, concessionaires or licensees or of any other person or persons for whose actions such other party may be responsible or liable; provided, that the foregoing waiver shall be effective only when permitted by the applicable insurance policy.

21. Notices. Whenever under this Lease a provision is made for notice of any kind, such notice and the service thereof shall be deemed sufficient and effective (i) within three (3) days after mailing if such notice is sent by certified mail, return receipt requested, with postage prepaid, or (ii) within one (1) day after mailing if by overnight courier. Notices shall be given to Tenant and Landlord at the addresses set forth Lease Summary, including a required email notification to [***]. Either party may by notice to the other party change the address at which it wishes to receive any notice given under this Lease.

22. Default. It shall be an “Event of Default” if Tenant (a) fails to pay Base Rent, Additional Rent or other sums due under this Lease within ten (10) days after delivery of written notice from Landlord that such payment is past due, or (b) defaults in the performance of any covenants, agreements, stipulations or other conditions contained herein for a period of thirty (30) days after written notice of such violation or default has been given by Landlord to Tenant or, in the case of a default that does not imminently threaten serious bodily harm or material physical damage and not curable within thirty (30) days, if Tenant shall fail to commence to cure the same within thirty (30) days, and thereafter proceed diligently to complete the cure thereof (but in all events not to exceed 90-days).

a. Re-entry. Upon the occurrence of an Event of Default, Landlord may immediately re-enter the Premises by summary proceedings, or by force, or otherwise, without being liable for prosecution therefor; take possession of the Premises and remove all persons therefrom; alter all locks and other security devices on the Premises without terminating this Lease; and may elect either to terminate this Lease or relet the premises as agent for Tenant or otherwise, and receive the rent therefor, applying the same to Tenant’s obligations. Upon the re-entering of the Premises, Landlord may remove all or any part of the personal property of Tenant remaining on the Premises and store the same at Tenant’s expense, provided said removal shall be completed in compliance with US Privacy Laws and all other applicable laws. If said personal property remaining on the Premises is not claimed by Tenant within ten (10) days after such entry, such property may at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole discretion, and without accountability, at Tenant’s expense; provided, however, in no event may Landlord retain or sell property on the Premises that is owned by the United States government or another third party. Tenant shall be obligated to return all keys and access devices to the Premises to Landlord upon Landlord’s re-entering of the Premises. No alteration of locks or other security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others at the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default, to the aforesaid exercise of dominion over Tenant’s property within the Premises. ALL CLAIMS FOR DAMAGES BY REASON OF SUCH RE-ENTRY AND/OR REPOSSESSION AND/OR ALTERATIONS OF LOCKS OR OTHER SECURITY DEVICES ARE HEREBY WAIVED.

b. Termination. Notwithstanding any such reletting without termination, Landlord may at any time thereafter terminate this Lease for any breach or Event of Default.

c. Damages. Upon an Event of Default, Landlord shall be entitled to all non-duplicative damages available at law or in equity. Without limiting the preceding sentence, upon an Event of Default, Landlord shall be entitled to recover the following, all of which shall be immediately due and payable by Tenant to Landlord:

i. all costs of retaking the Premises and storing or disposing of Tenant’s property;

ii. the present value (discounted at an interest rate of four percent (4%)) of the excess, if any, of the total Rent and charges reserved in this Lease for the remainder of the Term over the then reasonable fair market rent value of the Premises for the remainder of the Term;

iii. any deficiency that may arise by reason of any reletting of the Premises;

iv. Intentionally Deleted;

v. all actual damages incurred by Landlord, including without limitation, costs to repair or restore the Premises, due to damages caused by Tenant, to the condition required by this Lease;

vi. any commercially reasonable expenditures or commercially reasonable concessions made by Landlord in order to relet the Premises, including commissions and finish out costs in proportion to the remaining time left on the lease term (e.g., if Landlord relets the Premises after a Tenant default and there were 3 out of 10 years remaining on Tenant’s lease term, Tenant shall only be responsible for 30% of Landlord’s concession and finish out costs);

vii. interest on any sums owed from Tenant to Landlord, payable at twelve percent (12%) per annum on outstanding sums.

d. Cure. Landlord, at any time after Tenant commits an Event of Default, shall have the further right (but not obligation) to cure the Event of Default at Tenant’s cost, plus an administrative fee of twelve percent (12%) of such cost. If Landlord at any time, by reason of Tenant’s Event of Default, pays any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord after receipt of written request from Landlord.

e. No Election of Remedies. Pursuit of any of the remedies herein shall not preclude any of the other remedies or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture of any of the terms, provisions and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such termination of this Lease or the deficiency arising by reason of any reletting of the Premises by Landlord as above provided, allowance shall be made for the expense of repossession and any repairs or remodeling undertaken by Landlord following repossession, and shall be added to the Rent herein provided for the period from the date of an Event of Default until the end of the Term of this Lease. Notwithstanding anything to the contrary contained herein, Landlord hereby covenants and agrees that it shall use commercially reasonable efforts to mitigate its damages upon the occurrence and during the continuation of an Event of Default of Tenant set forth herein.

f. Landlord’s Default. In the event of any default by Landlord, Tenant’s sole and exclusive remedy (but in no way limiting any other rights of Tenant herein) shall be either the self-help rights in Section 8 or an action for damages (TENANT HEREBY WAIVING THE BENEFIT OF ANY LAWS GRANTING TENANT A LIEN UPON THE PROPERTY OF LANDLORD AND/OR UPON THE RENT DUE LANDLORD), but prior to any such action, Tenant shall give Landlord written notice specifying such default with particularity, and Landlord shall have thirty (30) days in which to cure any such default. Tenant shall have no remedy or cause of action by reason of any default unless Landlord fails to cure the default within the thirty (30) day period. All obligations of Landlord hereunder shall be construed as covenants, not conditions, and all such obligations shall be binding upon the Landlord only during the period of its ownership of the Premises and not thereafter, but only to the extent any subsequent owner of the Premises assumes Landlord’s obligations under this Lease, including any preexisting liabilities or defaults that Landlord failed to cure.

23. Cumulative Rights. The rights, options, elections and remedies of both parties contained in this Lease shall be cumulative and may be exercised on one or more occasions, and none of them shall be construed as excluding any other or any additional right, priority or remedy allowed or provided by law; provided, however, neither party shall have the right to claim damages for loss of profits, loss of business or incidental, special or consequential damages of any nature whatsoever.

24. Binding Agreement. All rights and liabilities herein given to or imposed upon the respective parties hereto shall extend to and bind the respective heirs, executors, administrators, legal representatives, successors and assigns of said parties.

25. Assignment. Except as otherwise provided below for Permitted Transfers, Tenant shall not (a) assign (whether directly or indirectly) or in any manner transfer or assign this Lease or any estate or interest therein; (b) allow this Lease to be assigned, in whole or in part, by operation of law; or (c) sublet the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment, mortgage, transfer, pledge, or sublease made without the prior written consent of Landlord shall be absolutely null and void. Tenant agrees to reimburse Landlord an amount up to $2,000 for Landlord’s reasonable attorney’s fees and other costs that are actually incurred by Landlord (including those charged by Landlord’s property manager or other agents) in conjunction with the processing and documentation of any such requested consent. Notwithstanding any assignment or subletting to which Landlord may consent, Tenant shall at all times remain fully responsible and liable for the payment of the Rent herein specified and for compliance with all of its other obligations under this Lease, unless otherwise agreed to by Landlord and Tenant in writing. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord a copy of the executed assignment agreement evidencing assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether an assignee or sublessee executes and delivers any such documentation to Landlord, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. The term “sublet” shall be deemed to include the granting of licenses, concessions, and any other rights of occupancy of any portion of the Premises. Any rents, profits, or other amounts received by Tenant from a third party in connection with any assignment or sublet of this Lease shall be divided equally between Landlord and Tenant.

Notwithstanding anything herein to the contrary, Tenant may sublet or rent (or permit the use or occupancy thereof) the Premises, or any part thereof, or assign this Lease without the prior written consent of or prior notice to Landlord: (i) to an entity or person that has purchased substantially all of the assets of Tenant; (ii) to a subsidiary, affiliate, entity or person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Tenant, and in the case of an assignment but not a sublease, the assignee has a tangible net worth equal to or greater than $10,000,000.00; (iii) to a surviving entity after merger, consolidation, non-bankruptcy reorganization (if the surviving entity has a net worth as provided in (ii) above), or governmental action (collectively, a “Permitted Transfer” and each such entity or person, a “Permitted Transferee”). For this Section, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise. Tenant shall provide Landlord with notice of any Permitted Transfer, and updated insurance policies, within seven (7) days after any Permitted Transfer. Notwithstanding a Permitted Transfer, Tenant shall remain liable for the performance of Tenant’s obligations in this Lease, unless otherwise agreed to by Landlord and Tenant in writing.

26. Broker. With the exception of Broker (as defined by the Lease Summary), who shall be paid by the party named in the Lease Summary pursuant to a separate written agreement, neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS, AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT AND CLAIMING THE SAME BY, THROUGH, OR UNDER THE INDEMNIFYING PARTY. The indemnity obligations set forth in the immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

27. Subordination, Attornment and Other Assurances. Concurrently when placing any lien or mortgage on the Property, Landlord shall cause its lienholder to execute a recordable non-disturbance agreement so as to maintain Tenant’s rights under this Lease if Tenant is not in default beyond any applicable notice and cure periods. Within twenty (20) days after written request, Tenant shall sign a commercially reasonable subordination agreement that subordinates Tenant’s lease rights to those of Landlord’s lender (which may be negotiated by Tenant if the lender requests items beyond basic subordination, attornment and non-disturbance provisions); provided, however that any such agreement shall contain language whereby the lender agrees to not-disturb Tenant’s rights if Tenant is not in default under the Lease.

28. Environmental Indemnification. If either party uses any hazardous materials or substance on the Premises, or generates any hazardous wastes, it will at all times receive, handle, use, store, treat, ship and dispose of all such substances, materials, products, pollutants, contaminants and wastes in strict compliance with all applicable environmental, health and safety statutes, ordinances, rules, regulations, requirements and pronouncements. Each party shall indemnify, defend and hold harmless the other party from any and all claims, loss, damages, response costs, clean-up costs and expenses, including reasonable attorneys’ fees and other fees and expenses incurred by the non-indemnifying party and arising out of or in any way relating or resulting from environmental conditions which arise due to indemnifying party’s use of the Premises or Building, unless arising out of or resulting from the acts, omissions or negligence of non-indemnifying party.

29. Limitation of Landlord’s Liability. Except in the event of Landlord’s fraud or willful misconduct, Tenant shall look only to Landlord’s estate and interest in the Premises (or the proceeds thereof) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord under the Lease, and no other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises, regardless of whether Landlord’s liability is due to Landlord’s negligence of strict liability.

30. Waiver of Landlord’s Lien. Landlord acknowledges and agrees that any personal property, equipment, furniture, inventory, machinery, signs, and trade fixtures placed or installed in or on the Premises by or on behalf of Tenant (collectively, “Tenant’s Property”) shall remain the property of Tenant and shall not be deemed to become part of the Premises however attached to or incorporated into the Premises. Landlord agrees that Tenant shall have the right, at any time or from time to time, to remove any and all of Tenant’s Property from the Premises. Tenant shall repair any damage resulting from such removal, at Tenant’s sole expense. Landlord acknowledges and agrees that Tenant’s trademarks and service marks are the sole property of Tenant, and Landlord shall not have any rights to the same. From time to time, some or all of Tenant’s Property may be financed or owned by someone other than Tenant. To the extent that any of Tenant’s Property is financed or owned by someone other than Tenant, Landlord agrees to recognize the rights of the lender, owner, secured creditor or lessor (“Secured Party”) of Tenant’s Property. LANDLORD HEREBY WAIVES ANY CLAIM ARISING BY WAY OF ANY LANDLORD’S LIEN (WHETHER CREATED BY STATUTE OR BY CONTRACT OR OTHERWISE) WITH RESPECT TO TENANT’S PROPERTY and agrees, if confirmation of said waiver is requested by Tenant or Secured Party, to sign and deliver to Tenant and any Secured Party within fifteen (15) days from Tenant’s or Secured Party’s request therefor, a lien waiver in such form as Secured Party may reasonably require.

31. Governing Law and Venue. This Lease and all of the transactions contemplated herein shall be governed by and construed in accordance with the laws of the State of Texas, and Landlord and Tenant both irrevocably agree that their respective agreements and obligations hereunder will be performable in Cedar Park, Texas, and that venue for any action arising under or relating to the terms of this Lease shall be in Williamson County, Texas.

32. Survival. All representations, warranties and indemnities contained in this Lease shall survive the termination or expiration of this Lease.

33. Severability. If any term or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease will not be affected thereby. Each covenant, agreement, obligation or other provision of this Lease to be performed by Tenant will be deemed and construed as a separate and independent covenant of Tenant and not as dependent on any other provision of this Lease.

34. Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto. No custom or practice which may arise between the parties in the administration of the terms, provisions, covenants and conditions hereof will be construed to modify, waive or lessen the rights of Landlord hereunder.

35. Surrender. Upon expiration of the Term or earlier termination of this Lease, Tenant shall peaceably and quietly quit and surrender the Premises to Landlord in the same condition as received on the Commencement Date, broom clean and free of debris, except that Tenant will not be required to repair ordinary wear and tear or damage caused by casualty. Tenant shall remove all of Tenant’s Property and shall repair any damage caused by such removal. Tenant shall not be required to remove any improvements, alterations, wiring or cabling or to make any modifications or alterations to the Premises.

36. Interpretation. All terms and words used in this Lease, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Lease or any portion of this Lease may require, the same as if such words had been fully and properly written in the number and gender. The headings to the sections of this Lease are inserted only as a matter of convenience and for reference, and in no way confine, limit or proscribe the scope or intent of any section of this Lease, nor in any way affect this Lease

37. Costs and Attorneys’ Fees. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Non-defaulting Party”) upon demand for any reasonable legal fees and court (or other administrative proceeding) costs or expenses that the Non-defaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.

38. Force Majeure. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation of, any of such period of time, any delays due to strikes, riots, acts of God, pandemics (including COVID 19), shortages of labor of materials, war, governmental laws, regulations or restrictions, or any other causes of any kind whatsoever which are beyond the reasonable control of Landlord or Tenant. Force majeure shall not excuse monetary obligations or payment of Rent, and lack of funds is not “force majeure.”

39. Quiet Enjoyment. Landlord covenants that so long as a default by Tenant under this Lease is not continuing beyond applicable notice and cure periods, Tenant will have peaceful and quiet possession of the Premises for Tenant’s intended use subject to all matters of record validly existing, and actually affecting the Premises.

40. Entire Agreement. This Lease sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

41. Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or .pdf copy of this Amendment shall be deemed an original for all relevant purposes.

42. Exhibits. All Exhibits referenced herein are incorporated herein by said reference.

43. Time of the Essence. Time shall be of the essence with respect to the performance by the parties of their respective obligations hereunder; provided, however that if the time for performance of any obligation under the Lease falls on a Saturday, Sunday or holiday, such time shall be extended to the next succeeding business day.

44. Estoppel Certificate. Tenant and Landlord agree, within ten (10) days after request therefor by the other party, an estoppel certificate shall be required from the non-requesting party. The parties agrees to deliver in recordable form a certificate to any proposed mortgagee or purchaser, or to Landlord or Tenant as applicable, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), that there are no defenses or offsets thereto (or stating those claimed by such party) and the dates to which Rent and other charges have been paid, and other matters reasonably requested by the requesting party.

45. Waiver of Texas Deceptive Trade Practices Act. TENANT HEREBY WAIVES ALL ITS RIGHTS TO SUE OR RECEIVE DAMAGES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, Section 17.41 et. seq. of the Texas Business and Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant’s own selection, Tenant voluntarily consents to this waiver.

46. Authority. Each party represents, warrants and covenants to the other that such party has full power and authority to execute and enter into this Lease and all requisite actions for the approval of such execution and the performance hereunder by such party have been duly taken. Upon execution by both parties, this Lease and all of its terms, covenants and conditions shall be fully binding on each party for all purposes.

47. Financial Information. Within twenty (20) days after a written request from Landlord (not to be made more than once per calendar year), Tenant shall provide to Landlord, and shall use commercially reasonable efforts to cause an assignee or subtenant to provide to Landlord, the following information

a. Tax returns for the prior year; and

b. Current financial statements (income statement, balance sheet, statement of cash flow) for the prior year and the year to date.

Landlord agrees that all information provided pursuant to this Section shall remain confidential, except as reasonably necessary for discussing with prospective purchasers or lenders who agree to maintain said information in confidence.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Landlord and Tenant hereby affirm this Lease as their true act and deed as of the Effective Date.

LANDLORD:

Cedar Blue Space, LP, a Delaware limited partnership

By: Cedar Sky Park, Inc., a Delaware Corporation
Its: General Partner

By:	/s/ Florian Hafner
Name: Florian Hafner
Title: President

TENANT:

Firefly Aerospace Inc., a Delaware corporation

By:	/s/ Peter Schumacher
Name: Peter Schumacher
Its: Authorized Signatory

Exhibit A

Legal Description of the Premises

Exhibit B

Renewal Option

Exhibit C

Tenant Work

Attachment 1

(see attached)

Attachment 1